Exhibit 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 27, 2003 (this “Agreement”), is by and among GEO SPECIALTY CHEMICALS, INC. (the “Borrower”), certain financial institutions party to the Credit Agreement referred to below (the “Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS f/k/a BANKERS TRUST COMPANY, in its capacity as administrative agent (the “Administrative Agent”), and US BANK NATIONAL ASSOCIATION, in its capacity as documentation agent (“Documentation Agent”).

BACKGROUND

A.    The Borrower, the Lenders, the Administrative Agent, and Documentation Agent are parties to that certain Amended and Restated Credit Agreement dated as of May 31, 2001, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of May 14, 2002, that certain Second Amendment to Amended and Restated Credit Agreement dated as of April 14, 2003 and that certain Waiver and Third Amendment to Amended and Restated Credit Agreement dated as of July 30, 2003 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

B.    The Borrower has requested the Administrative Agent and the Lenders amend the Credit Agreement in certain respects as set forth herein and the Administrative Agent and the Lenders are agreeable to the same, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINED TERMS.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

SECTION 2.    AMENDMENTS TO CREDIT AGREEMENT.  The Credit Agreement is, as of the Fourth Amendment Effective Date (as defined below), hereby amended as follows:

(a)    Subsection 1.01(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) Notwithstanding anything herein to the contrary, no Lender shall be obligated to make any Revolving Loans, Swingline Loans or issue any Letter of Credit if (x) the Senior Leverage Ratio of the Borrower is greater than 2.5 to 1.0 (as evidenced by the certificate most recently delivered prior to the date of the proposed borrowing or issuance pursuant to Section 7.01(c)) and after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations, the aggregate amount of all Revolving Loans, Swingline Loans and L/C Obligations then outstanding shall exceed $15,000,000, or (y) after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations and any immediate use of proceeds therefor, the aggregate amount of cash and Cash Equivalents (excluding foreign cash and Foreign Cash Equivalents in an aggregate amount not to exceed $3,500,000 at any time) held by the Borrower and its Domestic Subsidiaries shall exceed $5,000,000 (as evidenced by a certificate of an Authorized Officer of the

Borrower, in form and substance satisfactory to the Administrative Agent), or (z) after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations, the aggregate amount of all Revolving Loans, Swingline Loans and L/C Obligations then outstanding shall exceed $5,000,000 (less the amount of any permanent reduction to the Revolving Commitment as a result of the application of Section 4.02(i)) and such Obligations shall not have been secured by a letter of credit as required by the terms of the Support Agreement, provided, that this clause (z) shall be inapplicable if, concurrently with any Borrowing or request for Letter of Credit, the Borrower shall have delivered to the Administrative Agent, a certificate of an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, demonstrating that the Senior Leverage Ratio of the Borrower is less than 2.5 to 1.0 for each of the Test Periods ending with the immediately preceding two consecutive fiscal quarters.”

(b)    Section 1.08 of the Credit Agreement is hereby amended by deleting clause (d) thereof in its entirety and replacing it with the following new clause (d):

“(d)    Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, in arrears on each Monthly Payment Date, (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of longer than one month, each month after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment and conversion of Revolving Loans that are maintained as Base Rate Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.”

(c)    Section 1.08 of the Credit Agreement is hereby amended by adding the following new language immediately at the end of such Section:

“(g)    (i) Notwithstanding anything else in this Section 1.08 to the contrary, during the period from the Fourth Amendment Effective Date until such time as the Borrower has delivered an officer’s certificate pursuant to Section 7.01(e) evidencing that the Senior Leverage Ratio is less than 3.50:1.00 an additional amount of interest shall accrue with respect to the Term B Loan at an annual fixed rate equal to 2 percent (2%) which additional interest shall be deemed to accrue on the unpaid balance of the Term B Loan to be paid in full in cash on the earlier of (A) the Term B Loan Maturity Date, (B) the date on which the Loans are accelerated pursuant to Section 9 hereof or (C) the date on which the Term B Loans are prepaid by the Borrower in full pursuant to Section 4 hereof; provided, however, in the event that the Borrower prepays the Obligations in full in cash on or before September 30, 2004, the Lenders hereby agree to waive the payment of the additional interest payable pursuant to this Subsection 1.08(g).

(ii)    Under no circumstances shall Borrower or any other Credit Party or any other Person have the right to pay interest on the Term B Loans in kind, except on the conditions and to the extent set forth in this Section 1.08(g).”

(d)    Subsection 4.02(d) of the Credit Agreement is hereby amended by adding the following new sentence immediately at the end of such subsection:

“Notwithstanding anything else in this Section 4.02(d) to the contrary, if on or prior to March 31, 2004 the Borrower has prepaid the Loans with Net Cash Proceeds in an amount in excess of $20,000,000 pursuant to this Section 4.02(d), the Borrower may retain the Net Cash Proceeds of an Asset Sale in excess of the amount of Net Cash Proceeds required to cause the Senior Leverage Ratio after such Asset Sale (and giving effect to the prepayment of the Loans) to be lower than the Senior Leverage Ratio for the Test Period ending as of the most recently ended fiscal quarter for which financial statements have been delivered; provided, that (i) no Event of Default or Default then exists; and (ii) during the period between the Fourth Amendment Effective Date and March 31, 2004, Borrower may not retain in the aggregate more than $6,000,000 together with all other amounts retained by the Borrower from and after the Fourth Amendment Effective Date pursuant to this Section 4.02(d).”

(e)    The first sentence of Subsection 4.02(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Except as expressly provided in this Agreement, all prepayments of principal made by the Borrower pursuant to Section 4.02 shall be applied: (i) to the payment of the unpaid principal amount of the Term B Loans until the Term B Loans are paid in full and then to the payment of the then outstanding balance of the Revolving Loans with a corresponding permanent reduction of the Revolving Loan Commitment in the amount of such payment and the cash collateralization of L/C Obligations then outstanding; provided, however, prepayments arising under Section 4.02(d) shall be applied first on a pro rata basis (based upon the then outstanding Non-L/C Supported Revolving Loans and Term B Loans) to the then outstanding Non-L/C Supported Revolving Loans (with a corresponding permanent reduction of the Revolving Loan Commitment) and the unpaid principal amount of the Term B Loans until the Term B Loans and Non-L/C Supported Revolving Loans are paid in full and then to the payment of the then remaining outstanding balance of Revolving Loans with a corresponding permanent reduction of the Revolving Loan Commitment in the amount of such payment and cash collateralization of L/C Obligations then outstanding; (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; (iii) with respect to Eurocurrency Loans, in such order as the Borrower shall request (and in the absence of such request or during the continuance of an Event of Default, as the Administrative Agent shall determine); and (iv) pro rata with respect to each of the Scheduled Term B Repayments; provided, however, that prepayments of Term B Loans pursuant to Section 4.02(d) shall be applied first to any Scheduled Term B Repayments due and owing within the twenty four month period following the date of receipt of such proceeds and thereafter pro rata to any remaining Scheduled Term B Repayments.”

(f)    Section 7.01(c) of the Credit Agreement is hereby amended by adding the following new sentence immediately at the end thereof:

“In addition to the monthly reports required above, beginning with the week ended October 3, 2003, Borrower shall deliver to Administrative Agent by the close of business on Monday of each week thereafter, a weekly cash flow report reflecting the cash flows of the Borrower and its Domestic Subsidiaries for both the prior week and the following thirteen weeks, in form and substance satisfactory to the Administrative Agent.”

(g)    Section 7.01(e)(ii) of the Credit Agreement is hereby amended by deleting the language “for the fiscal quarters ending June 30, 2003 and December 31, 2003” therefrom and replacing it with the language “for each fiscal quarter ended June 30 or December 31 arising after the Fourth Amendment Effective Date”.

(h)    Section 7 of the Credit Agreement is hereby further amended by adding a new Section 7.12 thereto as follows:

“Section 7.12.    Mandatory Prepayment. On or prior to March 31, 2004, the Borrower will make mandatory prepayments of the Loans on or after the Fourth Amendment Effective Date pursuant to Section 4.02(d) of at least $20,000,000 which amounts shall have been applied in the manner set forth in Section 4.02(i); provided, however, in the event that the Borrower has requested the consent of the Administrative Agent and Lenders to consummate an Asset Sale with respect to which (i) a definitive purchase agreement has been executed by Borrower and the prospective purchaser and which would otherwise result in mandatory prepayments of Loans (when aggregated with other mandatory prepayments on and after the Fourth Amendment Effective Date pursuant to Section 4.02(d)) of at least $20,000,000 and (ii) all of the requirements of Section 8.02(f) other than the valuation requirement contained in Section 8.02(f)(x)(ii) would be met, and the Administrative Agent and Required Lenders do not provide such consent within a reasonable period of time (provided that in no event shall such period be less than ten (10) Business Days), then Borrower shall have until September 30, 2004 to make the mandatory prepayments described in this Section 7.12.”

(i)    Section 7 of the Credit Agreement is hereby further amended by adding a new Section 7.13 thereto as follows:

“Section 7.13.    Payment of Certain Fees and Expenses. In addition to the other fees of the Agent and Lenders which are payable by the Borrower pursuant to Section 12.01 or otherwise pursuant to the Loan Documents, the Borrower agrees to pay the fees and expenses of the consultants and advisors to the Administrative Agent and Lenders (and their counsel) incurred in connection with the preparation and negotiation of the Fourth Amendment or incurred in connection with the Administrative Agent’s and Lenders’ ongoing review of the financial status of the Borrower and its Subsidiaries and the administration of the Loan Documents; provided, however, that the obligation of the Borrower during the period between the Fourth Amendment Effective Date and December 31, 2003 to pay the fees and expenses of Alvarez & Marsal, Inc. (“Alvarez”) in its capacity as advisor to Winston & Strawn LLP, counsel for the Administrative Agent and Lenders, will be limited to a maximum amount equal to the lesser of (a) the actual fees and expenses of Alvarez incurred in its review of the Borrower and the Borrower’s Subsidiaries during such period, and (b) $33,000 during such period. Notwithstanding the foregoing proviso, the Borrower agrees to pay all fees and expenses of Alvarez incurred in connection with the review by Alvarez of the Borrower and the Borrower’s Subsidiaries during the continuance of any Default or Event of Default or incurred within the thirty (30) day period prior to the date any such Default or Event of Default occurs. “

(j)    Section 8.02(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f)    other sales or dispositions of assets (other than assets disposed of in connection with a Recovery Event) which constitute Asset Sales, provided that (w) the Borrower will be in compliance on a Pro Forma Basis with all of the terms and conditions of this Agreement both before and after giving effect to the Asset Sale, (x) the aggregate Net Cash Proceeds received from all such sales and dispositions (when added to the fair market value of all assets received in connection with such Asset Sales) shall not exceed $5,000,000 provided, that the Borrower may consummate one or more Asset Sales in an amount not in excess of $35,000,000 in the aggregate consisting of the sale of one or more business segments of the Borrower and its Subsidiaries so long as (i) the provisions of this Section 8.02(f) have been or are complied with as a result of such Asset Sale and (ii) after giving effect on a Pro Forma Basis to any prepayment of the Loans out of the Net Cash Proceeds of the Asset Sale, the Senior Leverage Ratio would be lower than the Senior Leverage Ratio for the Test Period ending as of the most recently ended fiscal quarter for which financial statements have been delivered, (y) each such sale shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrower) and for proceeds consisting solely of cash and (z) the Net Cash Proceeds of any such sale are applied as provided in Section 4.02(d), and, provided further, that the sale or disposition of the capital stock of (i) any Subsidiary Guarantor shall be prohibited except as otherwise permitted pursuant to Section 8.02(a) and (ii) any other Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower and its Subsidiaries;”

(k)    Section 8.04 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection 8.04(k), deleting the period at the end of subsection 8.04(l) and substituting therefor the words “; and” and adding a new subsection 8.04(m) thereto as follows:

“(m)    Indebtedness of the Borrower under the Senior Notes in an aggregate principal amount not to exceed $6,100,000 plus accrued and unpaid interest thereon.”

(l)    Subsection 8.07 of the Credit Agreement is hereby amended by inserting the words “, the Senior Notes” after the words “the Senior Subordinated Notes” in clauses (x) and (y) thereof and inserting the words “, the Senior Notes Documents” after the words “the Senior Subordinated Notes Documents” in clause (y) thereof.

(m)    Section 8.10 of the Credit Agreement is hereby amended by deleting the table therein in its entirety and substituting therefor the following table:

“Fiscal Quarter	Ratio

June 30, 2003	0.90:1.00
September 30, 2003	0.78:1.00
December 31, 2003	0.72:1.00
March 31, 2004	0.78:1.00
June 30, 2004	0.88:1.00
September 30, 2004	0.95:1.00

Fiscal Quarter	Ratio
December 31, 2004	0.98:1.00
March 31, 2005	1.38:1.00
June 30, 2005	1.47:1.00
September 30, 2005	1.48:1.00
December 31, 2005	1.58:1.00
March 31, 2006	1.59:1.00
June 30, 2006	1.52:1.00
September 30, 2006	1.53:1.00
December 31, 2006	1.46:1.00

(n)    Section 8.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.11 Leverage Ratios.  (a)  The Borrower will not permit the Leverage Ratio of the Borrower at any time during a fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Ratio
March 31, 2006	6.91:1.00
June 30, 2006	7.12:1.00
September 30, 2006	7.12:1.00
December 31, 2006	7.35:1.00

The parties hereto agree that measurement of the Leverage Ratio pursuant to this Section 8.11 (a) shall be suspended for each fiscal quarter through and including the fiscal quarter ended December 31, 2005; provided, however, that the Borrower shall continue to be subject to all other terms and conditions of this Agreement relating to the Leverage Ratio (including, without limitation, the reporting requirements with respect thereto set forth in Section 7.01(e)).

(b)    The Borrower will not permit the Senior Leverage Ratio of the Borrower at any time during a fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Ratio
June 30, 2003	5.50:1.00
September 30, 2003	6.84:1.00
December 31, 2003	7.27:1.00
March 31, 2004	6.56:1.00
June 30, 2004	5.63:1.00
September 30, 2004	5.25:1.00
December 31, 2004	4.74:1.00
March 31, 2005	3.50:1.00
June 30, 2005	3.25:1.00
September 30, 2005	3.25:1.00
December 31, 2005	3.00:1.00
March 31, 2006	3.00:1.00

June 30, 2006	3.00:1.00
September 30, 2006	3.00:1.00
December 31, 2006	3.00:1.00

(o)    Section 8 of the Credit Agreement is hereby further amended by adding a new Section 8.14 thereto as follows:

“8.14    Minimum Liquidity. The Borrower will not permit (i) Available Liquidity as of January 15, 2004 (tested as an average of the Available Liquidity for the fifteen days prior to such date) to be less than $14,000,000 as evidenced by a certificate of a Responsible Officer delivered as of January 15, 2004 demonstrating such Available Liquidity; and (ii) after giving effect to the payment of the interest due February 1, 2004 on the Senior Subordinated Notes, the sum of cash and Cash Equivalents held by the Borrower and its Domestic Subsidiaries in accounts located in the United States or with the Administrative Agent to be less than $4,000,000 at any time.”

(p)    Subsection 9.03 of the Credit Agreement is hereby amended by restating in its entirety clause (a) therein as follows:

“ (a)  default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(e)(ii), 7.01(f)(x), 7.09, 7.12 or 8,”

(q)    Section 10 of the Credit Agreement is hereby amended by adding the following new definitions thereto in appropriate alphabetical order as follows:

“Available Liquidity” means, at any date, the sum of (i) the Available Revolving Loan Commitment on such date plus (ii) cash and Cash Equivalents held by the Borrower and its Domestic Subsidiaries in accounts located in the United States or with the Administrative Agent.

“Available Revolving Loan Commitment” means, an amount equal to the excess, if any, of (x) the sum of all Revolving Commitments minus (y) the sum of (i) all then outstanding Revolving Loans plus (ii) the aggregate amount of L/C Obligations then outstanding at such time plus (iii) the aggregate principal amount of all Swingline Loans then outstanding plus (iv) any Revolving Commitment amounts not available as a result of the application of Section 1.01(a)(iv)(x).

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fourth Amendment” shall mean that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of August 27, 2003, among the Borrower, the Administrative Agent and the Lenders.

“Fourth Amendment Effective Date” shall mean the date upon which all of the conditions precedent to effectiveness set forth in Section 4 of the Fourth Amendment have been satisfied or waived in writing by the Administrative Agent and the Required Lenders.

“Monthly Payment Date” shall mean the last Business Day of each month beginning with the month ended September 30, 2003.

“Non-L/C Supported Revolving Loans” shall mean at any time of determination, any outstanding Revolving Loans, Swingline Loans or L/C Obligations which are not secured by a letter of credit pursuant to the Support Agreement.

“Note Purchase Agreement” shall mean the note purchase agreement pursuant to which the Senior Notes are issued, dated as of August 27, 2003, between the Borrower and Charter Oak, as in effect on the Fourth Amendment Effective Date.

“Pro Forma Basis” means, with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Sale, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Sale shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as the Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Sale) associated with the assets or entity disposed of in connection with such Asset Sale shall be deemed to have been eliminated as of the first day of the applicable Test Period.

“Senior Notes” shall mean the $6,100,000 in aggregate principal amount of pay in kind 15% Senior Notes due February 1, 2008, as in effect on the Fourth Amendment Effective Date, issued by the Borrower pursuant to the Senior Notes Documents.”

“Senior Notes Documents” shall mean and include the Senior Notes, the Note Purchase Agreement, and all other documents and agreements related thereto, as in effect on the Fourth Amendment Effective Date.

(r)    Section 10 of the Credit Agreement is hereby further amended by amending and restating the following definitions appearing therein as follows:

“Charter Oak Warrant Agreement” shall mean the Amended and Restated Warrant Agreement, dated as of August 27, 2003, between the Borrower and Charter Oak, as in effect on the Fourth Amendment Effective Date.

“Transaction Expenses” shall mean all non-recurring (i) fees and expenses incurred by the Borrower in connection with, and payable prior to or in connection with the closing of the Fourth Amendment including all fees paid to any of the Lenders and the Administrative Agent hereunder, attorney’s fees, bank fees, advisor fees and other similar fees; and (ii) fees and expenses incurred by the Borrower in connection with any Asset Sale or proposed Asset Sale including, attorney’s fees, placement agents’ fees, advisor fees, consultant fees, discounts and commissions and brokerage, in the case of this clause (ii), to the extent approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

(s)    Section 10 of the Credit Agreement is hereby further amended by deleting the definition of “Base Rate Margin” in its entirety and replacing it with the following new definition:

“Base Rate Margin” means 3.75% with respect to Revolving Loans and 5.25% with respect to Term B Loans.

(t)    Section 10 of the Credit Agreement is hereby further amended by adding the following new language immediately at the end of the definition of “Consolidated Net Interest Expense”:

“Interest expense during any period which is not payable in cash with respect to the Term B Loans pursuant to Section 1.08(g) and interest which is not payable in cash with respect to the Senior Notes shall not be included in the determination of Consolidated Net Interest Expense for such period.”

(u)    Section 10 of the Credit Agreement is hereby further amended by adding the following new language immediately at the end of the definition of “Consolidated Senior Indebtedness”:

“The Senior Notes shall not be included in the determination of Consolidated Senior Indebtedness.”

(v)    Section 10 of the Credit Agreement is hereby further amended by deleting the definition of “Eurocurrency Margin” in its entirety and replacing it with the following new definition:

“Eurocurrency Margin” means 4.50% with respect to Revolving Loans and 6.00% with respect to Term B Loans.

(w)    Section 12.07 of the Credit Agreement is hereby further amended by adding the following new subsection (c) thereto:

“(c)    For purposes of computing the ratios in the financial covenants in Sections 8.10 and 8.11 as of the end of any Test Period, all components of such ratios for the applicable Test Period shall exclude without duplication such components of such ratios attributable to any business or assets that have been disposed of by the Borrower or any Subsidiary of the Borrower (including Indebtedness prepaid by the Borrower out of the proceeds of such sale and any interest expense corresponding with such Indebtedness) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by the Borrower and certified to by a Responsible Officer of the Borrower which determinations shall in all cases be determined in a manner satisfactory to the Administrative Agent.”

SECTION 3.    AMENDMENT FEE.  (a) The Borrower agrees to pay a fee to the Administrative Agent on or prior to the Fourth Amendment Effective Date for the benefit of each Lender which has executed and delivered this Agreement on or prior to 5:00 p.m. (EDT) on August 27, 2003 equal to 0.25% times the sum of the Revolving Loan Commitment and the outstanding Term B Loan of such Lender as in effect under the Credit Agreement on the Fourth Amendment Effective Date.

(b)    The Borrower also agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and all other documents furnished pursuant hereto or in connection herewith, including without limitation, the reasonable fees and disbursements of Winston & Strawn LLP, special counsel to the Administrative Agent, as well as the reasonable fees and disbursements of counsel, independent public accountants and, subject to Section 7.13 of the Credit Agreement, other outside experts retained by the Administrative Agent in connection with the administration of this Agreement and the other Loan Documents.

SECTION 4.    CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT.  This Agreement shall become effective upon the date (the “Fourth Amendment Effective Date”) each of the following conditions have been satisfied:

(a)    Fourth Amendment.  The Borrower, the Administrative Agent and the Lenders required by Section 12.12 of the Credit Agreement shall have executed and delivered this Agreement.

(b)    Senior Notes Issuance.  The Borrower shall have issued the Senior Notes in an original principal amount equal to $6.1 million pursuant to the terms of the Senior Notes Documents and shall have applied the entire proceeds from such issuance to make the scheduled interest payment in respect of the Senior Subordinated Notes due August 1, 2003 prior to the expiration of any grace periods applicable thereto.

(c)    Senior Notes Documents and Warrant Agreement.  The Administrative Agent shall have received copies, certified as true and correct by an appropriate officer of the Borrower, of the Senior Notes Documents and the Charter Oak Warrant Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent (collectively, the Senior Notes Documents and the Charter Oak Warrant Agreement are referred to herein as the “Transaction Documents” and individually as a “Transaction Document”).

(d)    Alvarez & Marsal, Inc. Engagement Letter.  Borrower shall have executed and delivered an engagement letter to Alvarez & Marsal, Inc. on terms satisfactory to Alvarez & Marsal, Inc. and the Administrative Agent.

(e)    Intercreditor Agreement with Charter Oak.  The Borrower, the Administrative Agent and Charter Oak shall have executed and delivered an Intercreditor Agreement with respect to the Senior Notes, in form and substance reasonably satisfactory to the Administrative Agent.

(f)    Opinion of Thompson Hine LLP.  The Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Fourth Effective Date, from Thompson Hine LLP, special counsel to the Borrower and each Subsidiary Guarantor, which opinion shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

(g)    Corporate Authorization.  The Administrative Agent shall have received from each Credit Party a certificate, dated the Fourth Amendment Effective Date, signed by the President or any Vice-President of each such Credit Party, together with copies of the certificate of incorporation, the by-laws or other organizational documents of each such Credit Party and the resolutions of each such Credit Party referred to in such certificate authorizing the transactions contemplated hereby, including, without limitation, the issuance of the Senior Notes and all of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h)    No Defaults.  No Default or Event of Default under the Credit Agreement (as amended hereby) shall have occurred and be continuing.

(i)    Representations and Warranties.  The representations and warranties of the Borrower contained in this Agreement, the Credit Agreement (as amended hereby) and the other Credit Documents shall be true and correct in all material respects as of the Fourth Amendment Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(j)    Payment of Amendment Fee.  The Borrower shall have paid in full to the Administrative Agent, for the benefit of each Lender, the fees set forth in Section 3 hereof and any other separately agreed upon fees.

(k)    Acknowledgment and Consent of Subsidiary Guarantors.  Each Subsidiary Guarantor shall have executed and delivered the Acknowledgment and Consent in the form attached as Exhibit A hereto.

(l)    Amendment and Consent of Charter Oak.  Charter Oak shall have executed and delivered the Amendment and Consent in the form attached as Exhibit B hereto.

(m)    Other.  Such other documents, instruments and certificates as the Administrative Agent or any Lender may reasonably request.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.

(a)    The Borrower represents and warrants (i) that it has full corporate power and authority to enter into this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder in accordance with the provisions hereof and thereof, (ii) that each of this Agreement and each Transaction Document has been duly authorized, executed and delivered by the Borrower and (iii) that each of this Agreement and each Transaction Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles.

(b)    The Borrower represents and warrants that the following statements are true and correct, in each case after giving effect to this Agreement:

(i)    The representations and warranties contained in the Credit Agreement, each Transaction Document and each of the other Credit Documents are and will be true and correct in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

(ii)    No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement or any Transaction Document that would constitute an Event of Default or a Default.

(iii)    The execution, delivery and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby by the Borrower do not and will not violate any provision of the certificate of incorporation or by-laws, any applicable law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority having jurisdiction over it or any contractual provision to which it is a party or to which it or any of its property is subject.

(iv)    No material order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with its execution, delivery and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby and all agreements, documents and instruments executed and delivered pursuant to this Agreement and pursuant to the Transaction Documents.

SECTION 6.    REFERENCES TO AND EFFECT ON THE CREDIT AGREEMENT.

(a)    On and after the Fourth Amendment Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Credit Agreement in the Credit Documents and all other documents (the “Ancillary Documents”) delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(b)    Except as specifically amended above, the Credit Agreement, the Credit Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Credit Agreement, the Credit Documents or the Ancillary Documents.

SECTION 7.    EXECUTION IN COUNTERPARTS.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

SECTION 9.    RELEASE.  BORROWER HEREBY ACKNOWLEDGES THAT IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM THE ADMINISTRATIVE AGENT OR ANY LENDER. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT AND EACH

LENDER, AND THE ADMINISTRATIVE AGENT’S AND EACH LENDER’S RESPECTIVE AFFILIATES, PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES, ANY LENDER, OR AGAINST THEIR RESPECTIVE AFFILIATES, PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS,” INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER CREDIT DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 9 SHALL BE CONSTRUED TO LIMIT OR WAIVE ANY CLAIMS, DEFENSES OR CAUSES OF ACTION THAT BORROWER MAY HAVE AGAINST CITICORP USA, INC. OR ANY OF ITS AFFILIATES, PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS OR ASSIGNS RELATING TO ANY HEDGE AGREEMENTS BETWEEN BORROWER AND SUCH PERSONS.

SECTION 10.    WAIVER.  The Agent and the Lenders hereby waive the five (5) Business Day notice of the payment of the Senior Subordinated Notes contained in Section 6.2 of the Third Amendment solely with respect to the interest payment on the Senior Subordinated Notes contemplated by Section 4(b) of this Agreement.

SECTION 11.    HEADINGS.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date above first written.

GEO SPECIALTY CHEMICALS, INC.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY
AMERICAS (F/K/A BANKERS TRUST
COMPANY), individually and as
Administrative Agent

By:
Name:
Title:

US BANK NATIONAL ASSOCIATION,
individually and as Documentation Agent

By:
Name:
Title: